Exhibit (n)(1)

NORTHERN FUNDS

(the “Trust”)

PLAN PURSUANT TO

RULE 18f-3 FOR OPERATION OF

A MULTI-CLASS SYSTEM

I. INTRODUCTION

Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under Section 18 of the 1940 Act and requires an investment company to file with the Commission a written plan specifying all of the differences among classes, including the various services offered to shareholders, different distribution arrangements for each class, methods for allocating expenses relating to those differences and any conversion features or exchange privileges. The Board of Trustees (the “Board”) of the Northern Funds (the “Trust”) have approved this Plan Pursuant to Rule 18f-3 For the Operation of a Multi-Class System for the following series of the Trust: (a) Global Sustainability Index Fund; (b) Small Cap Core Fund; and (c) U.S. Quality ESG Fund. The remaining series of the Trust offer one class of shares, the Shares class.

II. ATTRIBUTES OF CLASSES

A.	Generally

The Trust will offer three classes of shares – Shares Class, Class I Shares and Class K Shares – in the Global Sustainability Index Fund, Small Cap Core Fund and the U.S. Quality ESG Fund (each a “Fund”, collectively the “Funds”).

In general, shares of each class will be identical except for different expense variables (which will result in different returns for each class), certain related rights and shareholder and distribution arrangements. More particularly, Shares, Class I Shares and Class K Shares of the Funds will represent interests in the same portfolio of investments of the particular Fund, and will be identical in all respects, except for: (a) the impact of (i) expenses assessed to a class pursuant to the Shareholder Services Plan, if any, adopted for that class; (ii) transfer agency expenses; and (iii) any other incremental expenses identified from time to time that should be properly allocated to one class so as long any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees, including a majority of the independent Trustees; (b) the fact that (i) the Shares and Class I Shares shall vote exclusively on any matter submitted to holders of the Shares and Class I Shares that pertains to the Shareholder Services Plan adopted for that class, respectively; and (ii) each class shall vote separately on any matter submitted to shareholders that pertains to the class expenses borne by that class; (c) the exchange privileges of each class of shares; (d) the designation of each class of shares; and (e) the different shareholder services and distribution arrangements relating to a class of shares.

B.	Description of the Classes

1.	Shares Class of the Funds

a. Sales Charge. None

b. Distribution (Rule 12b-1) Fees. None

c. Shareholder Servicing Fees: the Shares class of the Funds shall be subject to a shareholder servicing fee for shareholder services payable pursuant to the Shareholder Services Plan adopted for that class up to 0.15% of the average daily net asset value of the Shares class, on an annualized basis.

d. Conversion/Exchange Privileges: the Shares class of the Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares of such Fund. The Shares class of a Fund may generally be exchanged for Shares of another Fund, subject to exceptions described in the then-current prospectuses of the Funds.

2.	Class K Shares of the Funds

a. Sales Charge. None

b. Distribution (Rule 12b-1) Fees. None

c. Shareholder Servicing Fees: None

d. Shareholder Services/Distribution Arrangements: Class K Shares of a Fund shall have such arrangements for shareholder services and distribution arrangements as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such Shares of such Fund.

e. Conversion/Exchange Privileges: Class K Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares of such Fund. Class K Shares of a Fund may generally be exchanged for Class K Shares of another Fund, subject to exceptions described in the then-current prospectuses of the Funds.

3.	Class I Shares of the Funds

a. Sales Charge. None

b. Distribution (Rule 12b-1) Fees. None

c. Shareholder Servicing Fees: Class I Shares of the Funds shall be subject to a shareholder servicing fee for shareholder services payable pursuant to the Shareholder Services Plan adopted for that class up to 0.15% of the average daily net asset value of the Class I Shares, on an annualized basis.

d. Shareholder Services/Distribution Arrangements: Class I Shares of a Fund shall have such arrangements for shareholder services and distribution arrangements as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such Shares of such Fund.

e. Conversion/Exchange Privileges: Class I Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board and described in the then-current prospectus for such Shares of such Fund. Class I Shares of a Fund may generally be exchanged for Class I Shares of another Fund, subject to exceptions described in the then-current prospectuses of the Funds.

C.	Methodology for Allocating Expenses Among Classes

Expenses of a Fund are classified as being either joint or class-specific.

Joint expenses of a Fund are allocated daily to each class of shares of such Fund in accordance with Rule 18f-3(c). Class-specific expenses of a Fund are allocated to the specific class of shares of such Fund.

Adopted:         [February 13], 2020